Exhibit 8.1

List of Significant Subsidiaries and VIEs

Subsidiaries	Place of Incorporation
Conew.com Corporation	British Virgin Islands

Live.me Inc.	Cayman Islands

Cheetah Information Technology Company Limited	Hong Kong

Cheetah Mobile Hong Kong Limited	Hong Kong

Cheetah Technology Corporation Limited	Hong Kong

Hongkong Cheetah Mobile Technology Limited	Hong Kong

Hong Kong LiveMe Corporation Limited	Hong Kong

Hongkong Zoom Interactive Network Marketing Technology Limited	Hong Kong

Japan Kingsoft Inc.	Japan

Cheetah Mobile Singapore Pte. Ltd.	Singapore

MobPartner SAS	France

Cheetah Mobile America, Inc.	United States

Taiwan Cheetah Mobile Corp	Taiwan

Beijing Kingsoft Internet Security Software Co., Ltd.	People’s Republic of China

Beijing Lewo Wuxian Technology Co., Ltd.	People’s Republic of China

Conew Network Technology (Beijing) Co., Ltd.	People’s Republic of China

Moxiu Technology (Beijing) Co., Ltd.	People’s Republic of China

Zhuhai Juntian Electronic Technology Co., Ltd.	People’s Republic of China

Variable Interest Entities

Beijing Cheetah Network Technology Co., Ltd.	People’s Republic of China

Beijing Conew Technology Development Co., Ltd.	People’s Republic of China

Beijing Cheetah Mobile Technology Co., Ltd.	People’s Republic of China